Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Registration No. 333-203607

November 15, 2016

OVERSTOCK.COM, INC.

Overstock.com, Inc. (the “Company”) has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-3 (File No. 333-203607) (the “Registration Statement”), which became effective on December 9, 2015.  On November 14, 2016 the Company filed a prospectus supplement (the “Prospectus Supplement”) with the SEC relating to the Registration Statement.

On November 15, 2016 the Company issued the following press release.  Statements in the article are all subject to and qualified by the information contained in the Prospectus Supplement or in the prospectus included in the Registration Statement (the “Prospectus”), and the Company disavows any such statements to the extent they are inconsistent with the information in the Prospectus, the Prospectus Supplement, or any of the Company’s filings under the Securities Exchange Act of 1934, as amended.  The offer of the securities described in the Prospectus and Prospectus Supplement is made only by the Prospectus and the Prospectus Supplement.

Overstock.com Announces Commencement of Rights Offering and Maximum Price

Blockchain shares to trade on t0 platform

SALT LAKE CITY — Nov. 15, 2016 - Overstock.com, Inc. (NASDAQ: OSTK) launched its previously announced rights offering today with a maximum subscription price of $15.68 per share. The actual subscription price may be lower and will be determined at the end of the subscription period on Dec. 6, 2016.

Overstock CEO Patrick M. Byrne said, “Issuing history’s first public blockchain security is to the world of finance what Chuck Yeager breaking the sound barrier was to aviation. This is the start of a new age for global capital markets.”

The rights offering will allow Overstock shareholders to purchase shares of its preferred stock, including shares to be issued using t0’s blockchain technology.  In addition, the blockchain shares will trade exclusively on a registered alternative trading system using the t0 blockchain technology.

The rights offering is being made pursuant to Overstock’s effective shelf registration statement on Form S-3 (Reg. No. 333-203607) on file with the Securities and Exchange Commission (the “SEC”) and the related prospectus supplement filed with the SEC on Nov. 14, 2016. Investors should consider the information in the base prospectus and in the prospectus supplement carefully before making any decision to participate in the rights offering.  Copies are being sent to holders of record on the record date of Nov. 10, 2016.  Requests for copies of these documents and questions from stockholders relating to the rights offering may be directed to the information agent, as follows:

Information Agent:

Georgeson Inc.

1290 Avenue of the Americas

9th Floor

New York, NY 10104

(866) 432-2791

overstock@georgeson.com

Source Capital Group, Inc. is acting as dealer-manager for the rights offering. Source Capital invites any broker dealers interested in participating to contact Source Capital’s syndicate department at ostk@sourcegrp.com.

About Overstock.com

Overstock.com, Inc. (NASDAQ:OSTK) is an online retailer based in Salt Lake City, Utah that sells a broad range of products at low prices, including furniture, rugs, bedding, electronics, clothing, and jewelry. Additional stores within Overstock include Worldstock, dedicated to selling artisan-crafted products to help developing nations around the world and Main Street Revolution, supporting small-scale entrepreneurs in the U.S. by providing them with a national customer base. Other community-focused initiatives include Farmers Market and pet adoptions.  Forbes ranked Overstock in its list of the Top 100 Most Trustworthy Companies in 2014. Overstock sells internationally under the name O.co and regularly posts information about the company and other related matters under Investor Relations on its website.

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O, Overstock.com, O.com, O.co, Club O, Main Street Revolution, Worldstock and OVillage are registered trademarks of Overstock.com, Inc.  O.biz and Space Shift are also trademarks of Overstock.com, Inc.  Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

About Source Capital Group, Inc.

Source Capital Group, Inc. was founded in 1992 as a boutique investment banking firm specializing in small to medium-sized transactions, and continues to focus its investment banking activities in those segments of the market. Source Capital has grown to include businesses in general securities, emerging market securities, distressed and high yield debt securities, investment management, mortgages and business lending. Source Capital’s mission is to provide excellent service and independent, unbiased and tailor-made advice. Source Capital is registered as a broker-dealer with the SEC and in 50 states, the District of Columbia and Puerto Rico, and is a member of the Financial Industry Regulatory Authority and the Securities Investor Protection Corporation.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact. These forward-looking statements are inherently difficult to predict. Actual results, including all matters relating to the rights offering and all matters relating to our future financial results, could differ materially for a variety of reasons. Information about factors that could potentially affect our financial results is included in our Form 10-Q for the quarter ended September 30, 2016, which was filed with the SEC on November 3, 2016. These and our other subsequent filings with the SEC identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates and other forward-looking statements.

Overstock.com, Inc. has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the prospectus supplement Overstock.com, Inc. has filed with the SEC for the securities offered pursuant to the registration statement, and other documents that Overstock.com, Inc. has filed or files in the future with the SEC for more complete information about Overstock.com, Inc. and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Overstock.com, Inc. will arrange to send you the prospectus if you request it by calling 1-801-947-5409.